                                                      Exhibit 10.22

                      [Virginia Power Letterhead]
May 26, 1989


Mr. James P. O'Hanlon
4680 Township Walk
Marietta, Georgia 30066

Dear Jim:

We were delighted to hear from you this morning confirming your decision to join the Virginia Power team. As discussed yesterday, your initial salary will be $135,000 per year as Vice President--Nuclear Services reporting directly to me. You will be given an up-front payment of $50,000, and an additional $25,000 at the completion of your first year of employment.

In addition to yur base salary, you are eligible to participate in the following two incentive plans with awards paid as a percentage of your salary grade midpoint:

     o Annual Management Incentive Plan -
       Target Award = 20% of midpoint.
       Eligibility will begin January 1, 1990.

     o Long-term (3 year cycle) Performance Achievement Plan -
       Target Shares = 10% of midpoint. You will be eligible for a prorata award from the 1989-91 Plan.


Your coverage under Virginia Power's Retirement Plan will begin after six (6) months of employment. To assist you with your retirement income, you will be credited with 20 years of service upon attaining age 55, and 30 years of service at age 60 when your actual service will be approximately 14 years.

I think you will find Virginia Power offers a competitive employment package. I understand Max Bartholomew provided you with information on the flexible benefits program. In addition, I am attaching/enclosing the following:

          o Benefits Summary - Attachment I
          o 1989 Policy Guidelines for Selection,
             Purchase, and Disposal of Executive
             Vehicles (Reference Group 3) - Enclosure I
          o Transfer/Relocation Policy
             and Guide (Reference Plan A--with an additional transfer allowance of three times gross monthly salary) Enclosure II

Mr. James P. O'Hanlon
Page 2
May 26, 1989


We would like you to report on Thursday, June 15, 1989 at our Innsbrook Technical Center, 5000 Dominion Boulevard, Short Pump, Virginia. If our offer as outlined here is acceptable, please sign in the space below and return a copy to me for our files. If you have any questions, please feel free to call me collect at (804) 273-3551.

Jim, once again, let me welcome you aboard and I look forward to working with you on the challenges and opportunities presented by our nuclear program.

Sincerely,


/s/ W. L. Stewart
-------------------------------
William L. Stewart
Senior Vice President - Nuclear

Enclosures



I accept the offer as described above.


/s/ James P. O'Hanlon
----------------------------------
James P. O'Hanlon

May 31, 1989
-----------------------------
     Date

                                  ATTACHMENT I

                                 VIRGINIA POWER
                                 --------------

                                BENEFITS SUMMARY
                                ----------------

I.   FLEXIBLE BENEFITS PLANS
     -----------------------

      Immediately eligible to enroll yourself, your spouse, and your unmarried dependent children up to age 23. The premium is shared by the employee (25%) and the Company (75%). The Plan includes options for the following:

          o Medical (Comprehensive)
          o Vision
          o Dental
          o Long-term Disability
          o Employee Life Insurance
          o Employee Accidental Death and Dismemberment
          o Dependent Life Insurance
          o Health Care Account
          o Dependent Care Account

II.  EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
     --------------------------------------

     Eligible after 5 years employment to receive a benefit equal to 25% of final earnings (base + annual incentive) for 10 years.

III. AIR TRAVEL ACCIDENT PLAN
     ------------------------

     The Plan pays $200,000 to your beneficiary if you should die. The Plan pays from $50,000 to $200,000 for loss of limb or sight.

IV.  SAVINGS PLAN
     ------------

     Eligible to participate after 6 months of employment. Contributions of up to 6% of pay are matched at 50% by the Company. An additional contribution, up to 10% (for a total of 16%) may be made by the employee. You may direct your contributions to a Stock Fund or an Interest Bearing Account Fund.
     The Plan provides a tax deferred income option (401k). Certain restrictions regarding contributions apply to highly compensated employees.

V.   GROUP UNIVERSAL LIFE INSURANCE
     ------------------------------

     You have the option to elect additional life insurance coverage at a group rate.

Page 2
BENEFIT SUMMARY


VI.   VEHICLE
      -------

      The company provides elected officers with a vehicle. Option information is included in Enclosure II.

VIII. VACATION
      --------

      One week after 6 months employment.
      Two weeks after 1 year employment.
      Three weeks after 6 years employment.
      Four weeks after 14 years employment.
      Five weeks after 22 years employment.
      Six weeks after 30 years employment.

IX.   HOLIDAYS
      --------

      The company provides 11 paid holidays.


      ADDITIONAL INFORMATION OF THESE BENEFITS WILL BE PROVIDED TO YOU DURING YOUR EMPLOYEE ORIENTATION.

                       Virginia Electric & Power Company

                 Arrangement Regarding Additonal Credited Years
                 ----------------------------------------------
        of Service for Retirement and Retirement Life Insurance Purposes
        ----------------------------------------------------------------


     The executive officer shown below has an arrangement with Virginia Electric & Power Company, described in a May 26, 1989 letter (the Letter), relating to inter alia, the payment of a supplemental retirement benefit. The letter is
----- ----
revised as provided below.

     The supplemental retirement benefit described in paragraph 3 of the Letter will be based on additional years of credited service, contingent upon the executive officer's attaining the specified age and remaining in the employ of Dominion Resources or one of its subsidiaries, as follows:

                               James P. O'Hanlon
                               -----------------

               Actual Service
               at Specified Age

                    55                       8 years
                    60                      13 years

               Credited Service
               at Specified Age

                    55                       20 years
                    60                       30 years

          The monthly supplemental retirement benefit payable to the executive officer pursuant to the Letter will be computed in accordance with this paragraph. First, compute the monthly benefit that would be payable to or on behalf of the executive officer under the tax-qualified defined benefit pension plan maintained by Dominion Resources, Inc. or a subsidiary in which the executive officer participates (the Retirement Plan) using the years of credited service earned in accordance with the table set forth above. The amount determined under the preceding sentence will be reduced, but not below zero, by the sum of (i), (ii), and, to the extent applicable, (iii) below where:

          (i) is the monthly benefit payable to or on behalf of the executive officer under the Retirement Plan;

          (ii) is the monthly benefit payable to or on behalf of the executive officer from his Credited Service Account under the Dominion Resources, Inc. Retirement Benefit Funding Plan (the Funding Plan); and

          (iii) is the sum of the amounts previously distributed to the executive officer from his Credited Service Account under section 6.01 of the Funding Plan multiplied by a fraction. The numerator of the fraction is one (1) and the denominator of the fraction is the number of months for which benefits are payable from the Credited Service Account. If the executive officer receives a distribution from his Credited Service under section 6.01 of the Funding Plan after the commencement of the supplemental retirement benefit, the amount described in this item (iii) with respect to subsequent supplemental retirement benefits shall include the product of the amount of each such distribution multiplied by a fraction. The numerator of that fraction is one (1) and the denominator is the number of months for which a benefit remains payable from the executive officer's Credited Service Account.

The amounts described in items (i) and (ii) shall be computed using the same actuarial assumptions and methods and will assume that benefits will be paid in the same form as the executive officer's benefit under the Retirement Plan.

     Item (iii) above shall not apply (and the monthly supplemental retirement benefit payable to the executive pursuant to the Letter shall not be reduced on account of the amounts described in item (iii) above), to the extent that the application of item (iii) would result in the payment of an after-tax benefit pursuant to the Letter, the Retirement Plan, and the Credited Service Account of the Funding Plan that is less than the monthly supplemental retirement benefit otherwise payable pursuant to the Letter, the Retirement Plan on an after-tax basis. The amount payable pursuant to the Letter, the Retirement Plan and the Credited Service Account of the Funding Plan on an after-tax basis shall be determined using the policy or guidelines adopted by the Virginia Electric & Power Company Organization and Compensation Committee for purposes of Section
6.01 of the Funding Plan and, in the absence of such policy or guidelines, shall be determined using the maximum rates of federal, state, and local income taxes that are applicable to the executive officer or if applicable, his surviving spouse, beneficiary, or contingent annuitant.

     The monthly supplemental retirement benefit payable to the executive officer shall be paid from the general corporate assets of Virginia Electric & Power Company.

     In addition, the executive officer will be provided additional retirement life insurance benefits based on the additional years of credited service shown above, contingent upon the executive officer's attaining the stated age and remaining in the employ of Dominion Resources or one of its subsidiaries.

                              For Virginia Electric &
                               Power Company


/s/  James P. O'Hanlon         /s/ J. T. Rhodes
--------------------------    ---------------------------
     James P. O'Hanlon             James T. Rhodes
                                   President & Chief
                                   Executive Officer

Date:  Dec. 11, 1990               Date:  12/14/90
      --------------------                ---------------